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Exhibit 1

AMENDMENT TO RIGHTS AGREEMENT

        This Amendment (the "Amendment"), dated and effective as of December 6, 2004 and executed among Ecolab Inc., (the "Company"), Equiserve Trust Company, N.A. ("Equiserve") and Computershare Investor Services, LLC ("Computershare"), hereby amends the Rights Agreement originally between the Company and First Chicago Trust Company of New York dated as of February 24, 1996 (the "Rights Agreement").

W  I  T  N  E  S  S  E  T  H

        WHEREAS, the Company and First Chicago Trust Company of New York previously entered into the Rights Agreement, pursuant to which First Chicago was appointed to serve as the Rights Agent; and

        WHEREAS, Equiserve was appointed as successor Rights Agent pursuant to the amendment effective on November 5, 2001; and

        WHEREAS, Equiserve desires to resign as Rights Agent and the Company desires to accept such resignation and appoint Computershare as successor Rights Agent under the Rights Agreement, and

        WHEREAS, in connection with the resignation of Equiserve as Rights Agent and the appointment of Computershare as successor Rights Agent, the Company, Equiserve and Computershare desire to amend the Rights Agreement in certain respects.

        NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties agree as follows:

        Section 1.    Resignation of Rights Agent.    Equiserve hereby resigns as Rights Agent under the Rights Agreement and the Company hereby accepts Equiserve's resignation.

        Section 2.    Appointment of the Successor Rights Agent.    The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement and Computershare hereby accepts such appointment.

        Section 3.    Amendment of Rights Agreement.    The Rights Agreement shall be further amended as follows:

          (a)   "Computershare Investor Services, LLC" shall be substituted throughout the Rights Agreement, Exhibits and other attachments for "Equiserve Trust Company, N.A." including substituting all abbreviations therefore.

          (b)   Section 21 of the Rights Agreement is hereby amended to read in its entirety as follows:

            Section 21.    Change of Rights Agent.    The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation, trust company, or limited liability company organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority.

            After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

          (c)   Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent by the Company and substituting in lieu therefor the following:

    Computershare Investor Services, LLC
    2 North LaSalle Street
    Chicago, Illinois 60602
    Attention: Relationship Manager

    with a copy to:

    Computershare Investor Services, LLC
    2 North LaSalle Street
    Chicago, Illinois 60602
    Attention: Director of Relationship Management

        Section 5.    Continued Effectiveness.    The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified hereby, the Rights Agreement, as previously amended to the date hereof, shall remain in full force and effect in accordance with its terms.

        Section 6.    Execution in Counterparts.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

        Section 7.    Terms.    Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.

ECOLAB INC.
By	/s/Lawrence T. Bell Lawrence T. Bell
Its	Senior Vice President, General Counsel and Secretary
EQUISERVE TRUST COMPANY, N.A.
By	/s/Thomas Tighe Thomas Tighe
Its	Managing Director
COMPUTERSHARE INVESTOR SERVICES, LLC
By	/s/Cynthia Nisley Cynthia Nisley
Its	Director of Relationship Management

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AMENDMENT TO RIGHTS AGREEMENT
W I T N E S S E T H